UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Com- mission Only (as permitted by Rule
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☐	Soliciting Material Pursuant to §240.14a-12

ESS TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 29, 2003

To the Shareholders of ESS Technology, Inc.:

      Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of ESS Technology, Inc. (the “Company”) will be held on Thursday, May 29, 2003 at 2:00 p.m. local time at The Fremont Marriott, located at 46100 Landing Parkway, Fremont, CA 94538, for the following purposes:

1. To elect directors of the Company, each to serve until the next Annual Meeting, until his or her successor has been elected and qualified or until his or her earlier resignation or removal;

2. To approve the amendment of the Company’s 1997 Equity Incentive Plan to reserve 1,000,000 additional shares of common stock for issuance thereunder;

3. To approve the amendment of the Company’s 1995 Employee Stock Purchase Plan to reserve 500,000 additional shares of common stock for issuance thereunder and to extend the termination date for the 1995 Employee Stock Purchase Plan from July 31, 2005 to April 26, 2013;

4. To ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants for the Company for the fiscal year ending December 31, 2003; and

5. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      The Board of Directors has fixed the close of business on April 10, 2003 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

      We cordially invite you to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting and the presence of a quorum at the Annual Meeting, please vote as soon as possible, even if you plan to attend the Annual Meeting. Most shareholders have three options for submitting their vote: (1) via the Internet, (2) by phone or (3) by mail, using the paper proxy card. If you vote and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

      At the Annual Meeting, we will also report on our business results and other matters of interest to the shareholders.

By Order of the Board of Directors

JAMES B. BOYD
Chief Financial Officer and Assistant Secretary

Fremont, California

April 30, 2003

      IMPORTANT

Whether or not you plan to attend the Annual Meeting, please vote as promptly as possible. If a quorum is not reached, the company will have the added expense of re-issuing these proxy materials. If you attend the Annual Meeting and so desire, you may withdraw your proxy and vote in person.

Thank you for acting promptly.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
PROPOSAL NO. 1 ELECTION OF DIRECTORS
REQUIRED VOTE
PROPOSAL NO. 2 AMENDMENT OF THE 1997 EQUITY INCENTIVE PLAN
PROPOSAL NO. 3
AMENDMENT OF THE 1995 EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
REQUIRED VOTE
COMMON OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PERFORMANCE GRAPH
Appendix A

ESS TECHNOLOGY, INC.

48401 Fremont Blvd.
Fremont, CA 94538
(510) 492-1088

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 29, 2003

General

      This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of ESS Technology, Inc., a California corporation (the “Company”, “ESS”, “we”, “us” or “our”), of proxies in the enclosed form for use in voting at the Annual Meeting of Shareholders (“Annual Meeting”) to be held on Thursday, May 29, 2003 at 2:00 p.m., local time, or at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at The Fremont Marriott, located at 46100 Landing Parkway, Fremont, CA 94538. The telephone number at that location is (510) 413-3700.

      We have summarized below important information with respect to the Annual Meeting.

Record Date; Voting Securities

      The Board of Directors has fixed the close of business on April 10, 2003 as the record date for the Annual Meeting (the “Record Date”). Only shareholders of record on that date are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had approximately 38,949,453 shares of common stock issued and outstanding (collectively, the “Shares”) and approximately 208 shareholders of record.

Solicitation

      The proxy solicitation materials, which consist of this Proxy Statement, the proxy card and the Annual Report to Shareholders for the fiscal year ended December 31, 2002 were mailed on or about April 30, 2003 to all shareholders of record on the Record Date.

      The costs of soliciting these proxies will be borne by the Company. These costs will include the expenses of preparing and mailing proxy materials for the Annual Meeting and reimbursement paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock. The Company has retained Mellon Investor Services LLC as its proxy solicitor for a fee of $8,500 plus out-of-pocket costs and expenses. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation of proxies.

Voting Procedures

      You may vote via Internet or by telephone. If you hold your Shares in street name, you may submit your proxy from any location in the world via Internet by following the instructions on the voting instruction form. If you hold your Shares in street name and you live in the United States or Canada, you may submit your proxy by telephone by following the instructions on the voting instruction form. Holding Shares in “street name” means your Shares of stock are held in an account by your stockbroker, bank, or other nominee, and the stock certificates and record ownership are not in your name.

      You may vote by mail. To vote by mail, please sign your proxy card and return it in the enclosed, postage-prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your Shares will be voted in accordance with your instruction. If you received more than one proxy card, it means that you hold Shares in more than one account. Please sign and return all proxy cards to ensure that all your Shares are voted.

      You may vote in person at the Annual Meeting. We will pass out written ballots to anyone who wants to vote at the Annual Meeting. If you hold your Shares in street name, you must request a legal proxy from your stockbroker in order to vote at the Annual Meeting. Holding Shares in “street name” means your Shares of stock are held in an account by your stockbroker, bank, or other nominee, and the stock certificates and record ownership are not in your name. If your Shares are held in “street name” and you wish to attend the Annual Meeting, you must notify your stockbroker, bank or other nominee and obtain the proper documentation to vote your Shares at the Annual Meeting.

Revocability of Proxies

      You may revoke your proxy at any time prior to the start of the Annual Meeting by: (1) submitting a later-dated vote, in person at the Annual Meeting, via the Internet, by telephone or by mail (See “Voting Procedures”), or (2) delivering instructions to the Assistant Secretary of the Company. The mere presence at the Annual Meeting of the shareholder who has appointed a proxy will not revoke the prior appointment. If not revoked, a proxy properly marked, dated, signed and received will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy card by the shareholders.

Voting and Quorum

      Each Share is entitled to one vote on all matters, except that in the election of directors each shareholder has cumulative voting rights and is entitled to a number of votes equal to the number of Shares held by such shareholder multiplied by the number of directors to be elected. The shareholder may cast these votes all for a single candidate or distribute the votes among any or all of the candidates. No shareholder will be entitled to cumulate votes for a candidate, however, unless that candidate’s name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the Annual Meeting prior to the voting of an intention to cumulate votes. In such an event, the proxy holder may allocate among the Board of Directors’ nominees the votes represented by proxies in the proxy holder’s sole discretion. Votes against a director nominee and votes withheld shall have no legal effect. With respect to the election of directors, the six directors receiving the highest number of votes of the Shares of common stock present in person or represented by proxy at the Annual Meeting and voting on the election of directors will be elected.

      Except with respect to the election of directors and except in certain other specific circumstances, the affirmative vote of a majority of the Shares represented and voting at a duly held meeting at which a quorum is present is required under California law for approval of proposals presented to shareholders. In addition, the shares voting affirmatively on any matter must also constitute at least a majority of the required quorum. In general, California law also provides that a quorum consists of a majority of the Shares entitled to vote, represented either in person or by proxy.

      The Inspector of Elections will tabulate the votes cast by proxy or in person at the Annual Meeting. The Inspector of Elections will also determine whether or not a quorum is present. The Inspector of Elections will treat abstentions on any matter as present and entitled to vote for purposes of determining the presence or absence of a quorum, and as voting on the proposal in determining the total number of votes cast with respect to a proposal submitted to shareholders for a vote. Accordingly, abstentions will have the same effect as a vote against the proposal. If a broker indicates on an enclosed proxy or its substitute that it does not have discretionary authority to vote on a particular matter (“broker non-votes”), the shares covered by such proxy will be counted as present and entitled to vote for purposes of determining the presence or absence of a quorum, but will not be considered as voting with respect to that particular matter. On any matter which requires the affirmative vote of a majority of the outstanding shares, abstentions and broker non-votes have the same effect as a negative vote. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, ESS believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning determination of a quorum and voting of shares.

      If not revoked and if no instructions are indicated, the proxy will be voted (1) “FOR” the election of directors in the manner described in the Proxy Statement, (2) “FOR” the approval of the amendment of the

Company’s 1997 Equity Incentive Plan to reserve 1,000,000 additional shares of common stock for issuance thereunder; (3) “FOR” the approval of the amendment of the Company’s 1995 Employee Stock Purchase Plan to reserve 500,000 additional shares of common stock for issuance thereunder and to extend the termination date for the 1995 Employee Stock Purchase Plan from July 31, 2005 to April 26, 2013, (4) “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2003, and as the proxy holders deem advisable on other matters that may come before the Annual Meeting, as the case may be, with respect to the item not marked.

      The Company announced in its 2002 proxy statement that if the shareholders who are interested in raising a proposal at the Company’s 2003 Annual Meeting do not notify the Company of a proposal on or before March 17, 2003, management may use its discretionary voting authority to vote on such proposal, even if the matter is not discussed in the proxy statement for the 2003 Annual Meeting. Since the Company was not notified of any proposal on or before March 17, 2003, management intends to use its discretionary voting authority to vote on any proposal that may be brought at the 2003 Annual Meeting and any adjournments or postponements thereof.

      The Company will announce preliminary voting results at the Annual Meeting. Final voting results will be published in the Company’s Quarterly Report on Form 10-Q for the second quarter of fiscal year 2003, filed with the Securities and Exchange Commission.

Householding of Proxy Materials

      In an effort to conserve natural resources, as well as reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.

      If you share an address with another shareholder and received only one set of proxy materials and would like to request a separate copy of these materials, please send your request to: Investor Relations, ESS Technology, Inc., 48401 Fremont Blvd, Fremont, CA 94538, or visit our website at www.esstech.com. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Electronic Delivery of Proxy Materials and Annual Report

      If you received your annual meeting materials by mail, we encourage you to conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your shareholder communications via e-mail. With electronic delivery, you will be notified via e-mail as soon as the annual report and the proxy statement are available on the Internet, and you can easily submit your shareholder votes online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. Please check the information provided in the proxy materials mailed to you by your stockbroker, bank, or other nominee regarding the availability of this service. Your electronic delivery enrollment will be effective until you cancel it.

      The Company will provide a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 (the “10-K”), including financial statements and financial statement schedules (but not exhibits), without charge to each shareholder upon written request. The written request should be sent to Investors Relations, ESS Technology, Inc., 48401 Fremont Blvd., Fremont, CA 94538. Exhibits to the 10-K may be obtained upon written request to Investor Relations and payment of the Company’s reasonable expenses in furnishing such exhibits.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      The Company’s bylaws currently provide that the number of directors shall not be less than five or more than nine. The size of the Company’s Board of Directors is currently set at six members. Six nominees will be elected at the Annual Meeting to be the six directors of the Company.

      The Board has nominated the six persons named below to serve as directors to hold office until the next annual meeting of shareholders, until their respective successors have been elected and qualified or until such directors’ earlier resignation or removal. All of the nominees have served as directors of the Company since the last annual meeting of shareholders, except for Alfred J. Stein. Mr. Stein was appointed to the Board on April 26, 2003 and will stand for election as a director for the first time at the Annual Meeting. If any nominee for any reason is unable to serve, or for good cause, will not serve as a director, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or, for good cause, will not serve as a director.

      In voting for directors, each shareholder is entitled to cast that number of votes equal to the number of directors to be elected multiplied by the number of Shares held by such shareholder. Such votes may be cast for one candidate or distributed in any manner among the nominees for directors provided that votes may not be cast for more than six candidates. However, the right to cumulate votes in favor of one or more candidates may not be exercised unless the candidate or candidates have been nominated prior to the voting, and a shareholder has given notice at the Annual Meeting, prior to the voting, of the shareholder’s intention to cumulate such shareholder’s votes. If any one shareholder gives such notice, all shareholders may cumulate their votes for candidates in nomination. The persons authorized to vote shares represented by proxies in the enclosed form will (if authority to vote for the election of directors is not withheld) have full discretion and authority to vote cumulatively and to allocate votes among any or all of the nominees as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld.

Nominees

      The names of the nominees, and certain information about them as of March 31, 2003, are set forth below:

			Director
Name of Nominee	Age	Principal Occupation	Since

Fred S.L. Chan	56	Chairman of the Board of Directors of the Company	1986
Robert L. Blair(4)	55	President and Chief Executive Officer of the Company	1999
Peter T. Mok(1)(2)(3)	49	President and CEO of KLM Capital Management, Inc.	1993
Dominic Ng(1)	44	Chairman, President and CEO of East West BanCorp	1998
David S. Lee(1)(2)(3)	65	Chairman of the Board for eOn Communications Corporation, Cortelco and Cidco Communications Corporation	2000
Alfred J. Stein(1)	70	Director of Advanced Power Technology and Radio Shack Corporation	2003

(1)	Member of the Audit Committee of the Board

(2)	Member of the Compensation Committee of the Board

(3)	Member of the Corporate Governance and Nominating Committee of the Board

(4)	Member of the Option Grant Committee of the Board

      Except as set forth below, each of the nominees has been engaged in the principal occupation set forth next to his name above during the past five years. There are no family relationships among any of the directors or executive officers of the Company.

      Fred S.L. Chan has been a director since January 1986 and has served as our Chairman of the Board since October 1992. Mr. Chan is also the Chairman of the Board for Vialta, Inc. and has served in that capacity since September 1999. Mr. Chan served as President and Chief Executive Officer of Vialta from September 1999 to August 2001. Mr. Chan served as our President from November 1985 until October 1996 and from February 1997 to September 1999. He served as our Chief Executive Officer from June 1994 until September 1999. Mr. Chan served as our Chief Financial Officer from October 1992 to May 1995. From 1984 to 1985, Mr. Chan was founder, President and Chief Executive Officer of AC Design, Inc., a VLSI chip design center that provides computer aided design (CAD), engineering and other design services. From 1982 to 1984, he was co-founder, President and Chief Executive Officer of CADCAM Technology, Inc., a company in the business of computer aided engineering (CAE) systems development. Mr. Chan holds B.S.E.E. and M.S.C. degrees from the University of Hawaii. Mr. Chan is the spouse of Annie M.H. Chan, a former director of the Company.

      Robert L. Blair has been our President and Chief Executive Officer since September 1999. Mr. Blair was elected as a director in 1999. Mr. Blair served as our Executive Vice President of Operations from April 1997 to September 1999. From December 1994 to March 1997, he was our Vice President of Operations. From December 1991 to November 1994, he was Senior Vice President of Operations (Software Packaging & Printing Division) of Logistix Corporation, a software turnkey company, and from 1989 to November 1991, he was Vice President and co-owner of Rock Canyon Investments, a real estate development-planning firm in California. From 1986 to 1989, he held various positions at Xidex Corporation, a computer diskette manufacturer, including President and General Manager, at XEMAG, a division of Xidex Corporation. From 1973 to 1986, he held several positions including Vice President, High Reliability Operations at Precision Monolithics, Inc.

      Peter T. Mok has served as a director since May 1993. Mr. Mok is currently the President and Chief Executive Officer of KLM Capital Management, Inc., a venture capital management company, and has served in that capacity since July 1996. From July 1994 to July 1996, Mr. Mok was Senior Manager, Investment Banking, of DBS Ltd. From June 1992 to July 1994, he was Senior Vice President, Manager and a director of Transpac Capital, Inc., a venture capital management company that is a wholly owned subsidiary of Transpac. Mr. Mok holds a B.S. degree in Business Administration from San Jose State University.

      Dominic Ng has served as a director since May 1998. Mr. Ng is Chairman, President and Chief Executive Officer of East West BanCorp and has served in that capacity since 1998. He was the President and CEO of East West BanCorp since 1992. Prior to joining the Bank, he served as President of Seyen Investment, Inc. Mr. Ng is also a member of the Board of PacifiCare Health Systems.

      David S. Lee has served as a director since March 2000. Mr. Lee is currently the Chairman of the Board for eOn Communications Corporation, Cortelco and Cidco Communications Corporation. Prior to that, he served as President and Chairman of Data Technology Corporation, which he bought and merged with Qume Corporation in 1988. From 1983 to 1985, he served as Vice President of ITT and as Group Executive and Chairman of its Business Information Systems Group. Mr. Lee held positions of Executive Vice President of ITT Qume from 1978 to 1981 and President from 1981 to 1983. Mr. Lee co-founded Qume Corporation in 1973 and served as Executive Vice President until it was acquired by ITT Corporation in 1978. Mr. Lee currently serves on the Board of Directors for the following business related ventures: iBasis Inc., Linear Technology Corporation, Accela Inc., Daily Wellness Co. as well as numerous non-business related ventures. He was an advisor to both President Bush and President Clinton through the Advisory Committee on Trade Policy and Negotiation and additionally to Governor Pete Wilson through the California Economic

Development Corporation. He currently is a member of the President’s council on the 21st Century Workforce, appointed by President George Bush, Jr. Mr. Lee is also a Regent of the University of California.

      Alfred J. Stein is an independent consultant to technology companies and has spent more than 45 years in the semiconductor industry. From 1982 until 1999 Mr. Stein served as chairman of the board and chief executive officer of VLSI Technology, Inc., which was acquired by Philips Electronics in 1999. Previously, Mr. Stein served as chief executive officer of Arrow Electronics, vice president and assistant general manager of Motorola’s Semiconductor Sector, and vice president and general manager for the Electronics Devices Division of Texas Instruments. Currently, Mr. Stein serves on the boards of Advanced Power Technology, Radio Shack Corporation, Electronics Boutique and several private startup companies. Mr. Stein holds a B.S. degree in physics from St. Mary’s University of Texas and an M.S. degree in mathematics from Southern Methodist University.

Board Meetings and Committees

      The Board held 9 meetings in fiscal year 2002, including telephone conference meetings, and each of the directors attended 75% or more of the aggregate number of meetings of the Board of Directors and the meetings of the committees of the Board on which he served during the entire fiscal year 2002.

      The Board currently has, and appoints the members of, its standing Audit Committee, Compensation Committee, Option Grant Committee and Corporate Governance and Nominating Committee. Each of these committees, with the exception of the Option Grant Committee, has a written charter approved by the Board. The Audit Committee Charter is attached as Appendix A to this Proxy Statement.

      The Audit Committee of the Board consisted of four independent, non-employee directors, David Lee, Peter Mok, Alfred Stein and Dominic Ng, who is the Chairman of the Audit Committee. Alfred Stein was appointed to the Audit Committee on April 26, 2003. The Audit Committee held 4 meetings in fiscal year 2002. In 2000, the Board of Directors adopted an amended written charter for the Audit Committee under which the Audit Committee performs its functions and responsibilities. This Charter was amended and restated on October 19, 2002 and again on April 26, 2003 in light of the Sarbanes-Oxley Act of 2002 and new SEC and NASD rules. The members of the Audit Committee are independent, as defined under Rule 4200(a) of the NASD rules. The Audit Committee has determined that the provision of non-audit services by the independent accountants in fiscal year 2002 is compatible with maintaining the independent accountants’ independence. To fulfill its responsibilities and duties, the Audit Committee shall:

•	appoint, compensate, oversee, evaluate and replace, if necessary, the independent accountants;

•	review and approve the scope of the annual internal and external audit;

•	review and pre-approve the engagement of the Company’s independent accountants to perform audit and non-audit services and the related fees;

•	meet independently with the Company’s internal auditing staff, independent accountants and senior management;

•	review disclosures from the Company’s independent accountants regarding Independence Standards Board Standard No. 1;

•	review the integrity of the company’s financial reporting process;

•	review the company’s financial statements and disclosures and SEC filings;

•	monitor compliance with the Company’s code of ethics; and

•	establish procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company’s accounting, internal controls and auditing matters.

      The Compensation Committee of the Board consisted of two independent, non-employee directors, David Lee and Peter Mok. The Compensation Committee held 2 meetings in fiscal year 2002. The Compensation Committee reviews and approves compensation and benefits for the Company’s key executive officers based on their performance, administers the Company’s stock purchase and equity incentive plans and makes recommendations to the Board of Directors regarding such matters. The Option Grant Committee, which consisted of director Robert L. Blair, is authorized to make option grants of up to 20,000 shares of common stock to any employee, officer (other than Section 16 officers) and consultant of the Company.

      The Corporate Governance and Nominating Committee of the Board consisted of two independent, non-employee directors, David Lee and Peter Mok. The Corporate Governance and Nominating Committee did not meet in 2002. The Corporate Governance and Nominating Committee makes recommendations to the Board regarding the size and composition of the Board, the compensation of new and existing directors and the size and composition of the various board committees and other corporate governance matters. The Corporate Governance and Nominating Committee will consider nominees proposed by shareholders. Any shareholder who wishes to recommend a prospective nominee for the Board of Directors for the Corporate Governance and Nominating Committee’s consideration may do so by giving the candidate’s name and qualifications in writing to the Assistant Secretary of the Company. See “Deadline for Receipt of Shareholder Proposals” for further discussion.

Compensation of Directors

      Directors of the Company do not receive cash compensation for their services, except that non-employee directors, David Lee, Peter Mok and Dominic Ng received a quarterly retainer of $4,000 and either an additional $2,000 for each scheduled board meeting attended in person or an additional $1,000 for each scheduled board meeting attended via conference call. The directors are reimbursed for their reasonable expenses in attending meetings of the Board of Directors. Effective April 26, 2003, non-employee directors receive the quarterly retainer and meeting fees indicated below:

Quarterly Retainer	$5,000
Meeting Fee*	$2,000
Additional Quarterly Committee Retainer:
Audit Committee Chair	$4,000
Audit Committee Member	$2,000
Other Committee Chair	$500

*	$1,000 for each meeting attended via conference call.

      Non-employee directors of the Company are automatically granted options to purchase shares of the Company’s common stock pursuant to the terms of the Company’s 1995 Directors Stock Option Plan (the “Directors Plan”). Each non-employee director upon becoming a member of the Board is granted an option to purchase 40,000 shares of common stock under the Directors Plan (the “Initial Grant”). Thereafter, on the date of the annual meeting of shareholders each year, each non-employee director who will continue as a director is automatically granted an additional option to purchase 10,000 shares of common stock under the Directors Plan (the “Subsequent Grant”), provided the director has then served for six (6) months. Options granted under the Directors Plan have an exercise price equal to the fair market value of the Company’s common stock on the date of grant with a term of ten years. The fair market value of the common stock is determined based on the closing sales price on the Nasdaq National Market on the date of grant. Initial Grants become exercisable with respect to 25% of the shares on the first anniversary of the date of grant and with respect to  1/48th of the shares on the same date of each succeeding month. Subsequent Grants vest and become exercisable with respect to  1/48th of the shares on the same date as the date of grant each month following the grant.

      Commencing on April 26, 2003, on the date of each annual meeting of shareholders, each member of the Audit Committee (including the Chair) will be granted an additional option to purchase 5,000 shares of common stock, vesting ratably over 12 months so long as he or she continuously serves as a member of the Audit Committee. In addition, the Chair of the Audit Committee will be granted an additional option to purchase 5,000 shares of common stock, vesting ratably over 12 months so long as he or she continuously serves as a member of the Audit Committee. Initially such grants are pro rated based on the number of months a member serves prior to receiving their first annual grant. Directors joining the Audit Committee between annual meetings of shareholders will receive a pro rated Audit Committee grant. These options have an exercise price equal to the fair market value of the Company’s common stock on the date of grant with a term of ten years. The fair market value of the common stock is determined based on the closing sales price on the Nasdaq National Market on the date of grant.

REQUIRED VOTE

      The six nominees receiving the highest number of affirmative votes of Shares of the Company’s common stock present and voting at the Annual Meeting in person or by proxy and voting on the election of directors shall be elected as directors.

PROPOSAL NO. 2

AMENDMENT OF THE 1997 EQUITY INCENTIVE PLAN

      At the Annual Meeting, the Company’s shareholders are being asked to approve an amendment to the Company’s 1997 Equity Incentive Plan (the “1997 Plan”) to increase the number of shares of common stock reserved for issuance thereunder by 1,000,000 shares. The essential features of the 1997 Plan as currently administered are summarized below. The summary, however, does not purport to be a complete description of all the provisions of the 1997 Plan. Any shareholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Assistant Secretary at the Company’s principal executive offices.

General

      The Company’s 1997 Plan was adopted by the Board in April 1997. In connection with the proposed amendment of the 1997 Plan, the Board has reserved 1,000,000 additional shares of common stock for issuance under the 1997 Plan. The Board believes that, in order to attract qualified employees, officers, consultants and directors to the Company and to provide incentives to its current employees, officers, consultants and directors, it is necessary to grant options to purchase common stock to such persons pursuant to the 1997 Plan. Accordingly, the shareholders are being asked to approve the amendment of the 1997 Plan.

      The 1997 Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and for the granting of nonstatutory stock options to employees, consultants and directors. See “United States Federal Income Tax Information” below for information concerning the tax treatment of both incentive stock options and nonstatutory stock options.

      As of April 10, 2003, 3,161,513 shares had been issued upon exercise of options granted under the 1997 Plan, options to purchase 6,705,327 shares were outstanding and 2,133,160 shares remained available for future grant. Grants under the 1997 Plan are discretionary. Accordingly, the future benefits under the 1997 Plan to particular participants are not determinable. The following table sets forth information with respect to the stock options granted to the Named Executive Officers, all current executive officers as a group, all current directors who are not executive officers as a group, and all employees (including all current officers who are not executive officers) as a group under the 1997 Plan in fiscal year 2002.

	Number of Shares
	Subject to Options	Weighted
	Granted under the	Average Exercise
Name and Title	1997 Plan(#)	Price Per Share

Fred S.L. Chan Chairman of the Board of Directors	140,000	$13.16
Robert L. Blair President and CEO	160,000	$12.97
Patrick Ang COO and Executive Vice President	30,000	$14.02
James B. Boyd CFO and Assistant Secretary	30,000	$14.02
All current executive officers as a group (4 persons)	360,000	$13.22
All directors who are not executive officers (3 persons)	—	—
All employees (including all current officers who are not executive officers) as a group (348 persons)	1,581,325	$13.47

      The 1997 Plan is not a qualified, deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Reservation of Shares Under The 1997 Plan

      The Board believes that in order to attract and retain highly qualified employees, consultants and directors and to provide such employees, consultants and directors with adequate incentive through their proprietary interest in the Company, it is necessary to reserve 1,000,000 additional shares of common stock for issuance thereunder. At the Annual Meeting, the shareholders are being asked to approve an amendment of the 1997 Plan to increase the number of shares of common stock reserved for issuance thereunder by 1,000,000 shares.

Purpose

      The purposes of the 1997 Plan are to attract and retain the best available personnel for the Company, to provide additional incentive to the employees, officers, consultants and directors of the Company, and to promote the long-term success of the Company’s business.

Administration

      Grants under the 1997 Plan may (but need not) be made by different administrative bodies with respect to employees or consultants who are also officers or directors and employees who are neither directors nor officers. A body administering grants that are intended to comply with Rule 16b-3 of the Exchange Act and to be “performance-based compensation” under Section 162(m) of the Code shall comply with the requirements of those laws. The various administrative bodies are referred to as the “Administrator.”

Eligibility

      The 1997 Plan provides that options may be granted to employees (including officers and directors who are also employees) and consultants of the Company (including non-employee directors). Incentive stock options may be granted only to employees. The Administrator selects the optionees and determines the number of shares and the exercise price to be associated with each option. In making such determination, the Administrator takes into account the duties and responsibilities of the optionee, the value of the optionee’s services, the optionee’s present and potential contribution to the success of the Company, and other relevant factors. As of April 10, 2003, there were approximately 355 employees, officers, consultants and directors eligible to participate in the 1997 Plan.

      The 1997 Plan provides that the maximum number of shares of common stock which may be granted under options to any one individual under the 1997 Plan during any fiscal year is 500,000; provided that options covering up to 1,000,000 shares may be granted to an individual in connection with his or her initial employment. These limits are subject to adjustment as provided in the 1997 Plan. There is also a limit on the aggregate market value of shares subject to all incentive stock options that may be granted to an optionee during any calendar year.

Terms of Options

      The terms of options granted under the 1997 Plan are determined by the Administrator. Each option is evidenced by a stock option agreement between the Company and the optionee and is subject to the following additional terms and conditions:

      Exercise of the Option. The optionee must earn the right to exercise the option by continuing to work for the Company. The Administrator determines when options are exercisable. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of common stock to be purchased, and by tendering payment of the purchase price to the Company. The method of payment of the exercise price of the shares purchased upon exercise of an option is determined by the Administrator.

      Exercise Price. The exercise price of options granted under the 1997 Plan is determined by the Administrator, and in the case of incentive stock options must be at least equal to the fair market value of the shares on the date of grant based upon the closing price on the Nasdaq National Market on the date of grant. In the case of nonstatutory stock options the exercise price of the option granted is as determined by the Administrator. Incentive stock options granted to shareholders owning more than 10% of the total combined voting power of all classes of the Company’s stock (such holders are referred to as “10% Shareholders”) are subject to the additional restriction that the exercise price on such options must be at least 110% of the fair market value on the date of the grant. Nonstatutory stock options granted to a “covered employee” under Section 162(m) of the Code are subject to the additional restriction that the exercise price on such options must be at least 100% of the fair market value on the date of grant.

      Termination of Employment. Unless otherwise provided in the applicable stock option agreement, if the optionee’s employment or consulting relationship with the Company is terminated for any reason other than death or total and permanent disability or for cause, the vested portion of the option under the 1997 Plan may be exercised not later than 30 days after the date of such termination. In no event may an option be exercised by any person after the expiration of its term.

      Disability. Unless otherwise provided in the applicable stock option agreement, if an optionee is unable to continue his or her employment or consulting relationship with the Company as a result of his or her total and permanent disability, the vested portion of the option may be exercised within six months after the date of termination, but in no event may the option be exercised after its termination date.

      Death. Unless otherwise provided in the applicable stock option agreement, if an optionee should die while employed or retained by the Company (or within 30 days of a termination other than for cause), and such optionee has been continuously employed or retained by the Company since the date of grant of the option, the vested portion of the option may be exercised within twelve months after the date of death by the optionee’s estate or by a person who acquired the right to exercise the option by bequest or inheritance, but in no event may the option be exercised after its termination date.

      Cause. Unless otherwise provided in the applicable stock option agreement, if an optionee’s employment or service with the Company is terminated for cause, the optionee’s option will terminate upon termination.

      Option Termination Date. Incentive stock options granted under the 1997 Plan expire ten years from the date of grant unless a shorter period is provided in the option agreement. Incentive stock options granted to 10% Shareholders may not have a term of more than five years.

      Nontransferability of Options. Incentive stock options are not transferable by the optionee, other than by will or the laws of descent and distribution, and are exercisable only by the optionee during his or her lifetime or, in the event of death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee. In the case of nonstatutory stock options, the Administrator may at its discretion in certain circumstances allow the transferability of such options.

      Acceleration of Option. In the event of a merger of the Company with or into another corporation, a sale of substantially all of the Company’s assets or certain other corporate transactions, the Administrator may accomplish a substitution or assumption of options by the successor corporation or give written notice of the acceleration of the optionee’s right to exercise his or her outstanding options in part or in full prior to the consummation of the transaction.

      Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1997 Plan as may be determined by the Administrator.

Adjustments Upon Changes in Capitalization

      In the event any change, such as a stock split, reverse stock split, stock dividend, combination or reclassification, is made in the Company’s capitalization that results in an increase or decrease in the number of outstanding shares of common stock without receipt of consideration by the Company, appropriate adjustment shall be made in the exercise price of each outstanding option, the number of shares subject to each option, and the annual limitation on grants to employees, as well as the number of shares available for issuance under the 1997 Plan. In the event of the proposed dissolution or liquidation of the Company, each option will terminate unless otherwise provided by the Administrator.

Amendment and Termination

      The Board of Directors may amend the 1997 Plan at any time or from time to time or may terminate it without approval of the shareholders to the extent allowed by applicable law. However, no action by the Board of Directors or the shareholders may materially and adversely affect any option previously granted under the 1997 Plan, unless mutually agreed otherwise between the optionee and the Board of Directors. The 1997 Plan shall terminate in April 2007, provided that any options then outstanding under the 1997 Plan shall remain outstanding until they expire by their terms.

United States Federal Income Tax Information

      The following is a brief summary of the U.S. federal income tax consequences of transactions under the 1997 Plan based on federal income tax laws in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular optionee based on his or her specific circumstances. The summary addresses only current U.S. federal income tax law and expressly does not discuss the income tax laws of any state, municipality, non-U.S. taxing jurisdiction or gift, estate or other tax laws other than federal income tax law. The Company advises all optionees to consult their own tax advisor concerning the tax implications of option grants and exercises and the disposition of stock acquired upon such exercises, under the 1997 Plan.

      Options granted under the 1997 Plan may be either incentive stock options, which are intended to qualify for the special tax treatment provided by Section 422 of the Code, or nonstatutory stock options, which will not qualify. If an option granted under the 1997 Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and will incur no tax liability due to the exercise, except to the extent that such exercise causes the optionee to incur alternative minimum tax. (See discussion below.) The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercise of the option by the optionee, any gain will be treated as a long-term capital gain. If both of these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the common stock on the date of the option exercise or the sale price of the common stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on a disposition of the shares prior to completion of both of the above holding periods in excess of the amount treated as ordinary income will be characterized as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier.

      All other options which do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the fair market value of the shares over the exercise price. The income recognized by an optionee who is also an employee of the Company will be subject to income and employment tax withholding by the Company by payment in cash by the optionee or out of the optionee’s current earnings. Upon the sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares as of the date of exercise of the option will be treated as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year from date of exercise.

Alternative Minimum Tax

      The exercise of an incentive stock option may subject the optionee to the alternative minimum tax under Section 55 of the Code. Alternative minimum tax will be due if the tax determined under the foregoing formula exceeds the regular tax of the taxpayer for the year.

      In computing alternative minimum taxable income, shares purchased upon exercise of an incentive stock option are treated as if they had been acquired by the optionee pursuant to exercise of a nonstatutory stock option. As a result, the optionee recognizes alternative minimum taxable income equal to the excess of the fair market value of the common stock on the date of exercise over the option exercise price. Because the alternative minimum tax calculation may be complex, optionees should consult their own tax advisors prior to exercising incentive stock options.

      If an optionee pays alternative minimum tax, the amount of such tax may be carried forward as a credit against any subsequent year’s regular tax in excess of the alternative minimum tax for such year.

Required Vote

      The approval of the amendment of the 1997 Plan to reserve 1,000,000 additional shares for issuance thereunder requires the affirmative vote of the holders of a majority of Shares of the Company’s common stock present and voting at the Annual Meeting in person or by proxy and constituting a majority of the required quorum.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT OF THE 1997 PLAN TO RESERVE 1,000,000 ADDITIONAL SHARES OF COMMON STOCK FOR ISSUANCE THEREUNDER.

PROPOSAL NO. 3

AMENDMENT OF

THE 1995 EMPLOYEE STOCK PURCHASE PLAN

      At the Annual Meeting, the Company’s shareholders are being asked to approve the amendments to the 1995 Employee Stock Purchase Plan (the “Purchase Plan”) that will (i) increase the number of shares of common stock authorized for issuance under the Purchase Plan by 500,000 shares and (ii) extend the termination date for the Purchase Plan from July 31, 2005 to April 26, 2013 effective and contingent upon receipt of shareholder approval. The amendment will allow the Company to continue to offer shares under the

Purchase Plan as the authorized shares currently outstanding for issuance under the Purchase Plan are nearly exhausted. Following approval of this amendment, the maximum aggregate number of shares available for future issuance under the Purchase Plan will be 771,502 shares.

      The Company believes that the amendment to increase the number of shares of common stock authorized for issuance under the Purchase Plan is necessary to ensure that a sufficient reserve of common stock is available under the Purchase Plan and the amendment to extend the termination date for the Purchase Plan from July 31, 2005 to April 26, 2013 is necessary to ensure the completion of existing 24-month offering periods under the Purchase Plan. The Company also believes that operation of the Purchase Plan is important in attracting and retaining employees in a competitive labor market, which is essential to the Company’s long-term growth and success.

      The essential features of the Purchase Plan as currently administered are summarized below. This summary does not purport to be a complete description of all the provisions of the Purchase Plan. Any shareholder of the Company who wishes to obtain a copy of the actual Purchase Plan document may do so upon written request to the Assistant Secretary at the Company’s principal executive offices.

General

      The Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). It is not a tax-qualified, deferred compensation plan under Section 401(a) of the Code, nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The purpose of the Purchase Plan is to provide employees (including officers and employee directors) of the Company with an opportunity to purchase common stock of the Company at a discount to market price through payroll deductions.

      As of April 10, 2003, 653,498 shares had been purchased under the Purchase Plan and 271,502 shares remained available for future purchase.

Administration

      The Purchase Plan is administered by our Board or a committee appointed by our Board. The Purchase Plan is currently administered by the Board’s Compensation Committee. All questions of interpretation or application of the Purchase Plan are determined by the Board of Directors or its appointed committee, and its decisions are final, conclusive and binding upon all participants.

Eligibility and Participation

      Employees (including officers and employee directors) who are customarily employed for more than 20 hours per week and more than 5 months per calendar year with the Company and our designated subsidiaries may be eligible to participate in the Purchase Plan as implemented, subject to certain limitations imposed by the Code and certain other limitations set forth in the Purchase Plan. Eligible employees become participants in the Purchase Plan by filing with the stock administration department of the Company a subscription agreement authorizing payroll deductions prior to the applicable offering date, unless the administrator sets a later time for filing the subscription agreement. A participant’s subscription agreement continues to be effective for each consecutive offering period until the participant withdraws from the Purchase Plan or ceases to be eligible to participate in the Purchase Plan.

      As of April 10, 2003, approximately 218 employees, including 2 executive officers, were eligible to participate in the Purchase Plan. Members of the Company’s Board of Directors who are not employees and other non-employees such as consultants are not eligible to participate. The actual benefits, if any, to participants in the Purchase Plan are not determinable prior to the purchase of shares thereunder as the value, if any, of such shares to their holders is represented by the difference between the market price of a share of the Company’s common stock on the date of the purchase and the purchase price of the shares, as described below.

Offering Periods; Purchase Price

      Since 2001, the Purchase Plan has been implemented by a series of overlapping offering periods of approximately 24 months’ duration, consecutive purchase periods of six months commencing on the first business day of May and November of each year.

      Purchases are made for participants on the last business day of each April and October by applying payroll deductions accumulated over the preceding six months towards such purchases. Four purchases will be made during each offering period. The price at which these purchases will be made will equal 85% of the lesser of the fair market value of the common stock as of the first day of the 24-month offering period or the fair market value on the purchase date. For example, if an employee who enrolls in the offering period beginning on November 1, 2003 continues in the Purchase Plan through the end of that offering period is not automatically enrolled in a lower point offering period, he or she will make a final purchase of stock on October 31, 2005 at 85% of the lesser of the market value of the stock on November 1, 2003 or the market value on October 31, 2005 (having made three earlier purchases on April 30, 2004, October 31, 2004 and April 30, 2005 at the applicable purchase prices for each of those dates). Employees who join the Company during an ongoing offering period, or who are otherwise not yet participating in the Purchase Plan, will be given the opportunity to enroll in the Purchase Plan two times a year, on each May 1 and November 1. Employees who begin participating in the Purchase Plan after the beginning of an offering period will purchase stock at 85% of the lesser of the market value of the stock on the date they join the Purchase Plan or the purchase date market value, and will be participating in an offering period that lasts 24 months from the date they began participating.

      If the fair market value of a share of the Company’s common stock on a purchase date within a 24-month offering period is lower than the fair market value of a share of the Company’s common stock at the beginning of the 24-month period, then participants in that offering period will automatically be enrolled in a new 24-month offering period that will begin on the following business day (the first business day of May or November). A similar re-set mechanism applies for employees who join the Purchase Plan following the first day of the offering period.

      The applicable price at which shares may be purchased under the Purchase Plan may be adjusted in the event that shares must be added (through Board and shareholder approval) to the Purchase Plan during an ongoing offering period in order to satisfy purchase requirements.

Limitations on Participation

      Although the Purchase Plan allows employees to contribute between 1% and 15% of their compensation to the Purchase Plan, the Company has implemented the Purchase Plan to allow employees to have between 2% and 10% of their compensation accumulated and applied toward purchases of shares under the Purchase Plan. The administrator may change this participation rate at any time before the beginning of an offering period. An employee may not participate in the Purchase Plan if, immediately after he or she joined, he or she (or any other person whose stock would be attributed to such employee under stock attribution rules of the Code) would own stock and/or hold rights to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company. The Company is also implementing the Purchase Plan with a per participant purchase limit of 500 shares per purchase date and an aggregate purchase limit of 80,000 shares per purchase date. The Purchase Plan also limits an employee’s rights to purchase stock under all employee stock purchase plans (those subject to Section 423 of the Code) of the Company and its subsidiaries so that such rights may accrue at a rate that does not exceed $25,000 of fair market value of such stock (determined at the time the employee begins participating in the offering period) for each calendar year in which such right to purchase stock is outstanding at any time.

      The Company may make a pro rata allocation of the shares remaining available for option grant if the total number of shares that would otherwise be subject to options granted at the beginning of an offering period exceeds the number of remaining available shares in the Purchase Plan. Employees may withdraw from the Purchase Plan, and receive back their accumulated payroll deductions, prior to a purchase date (the last business day of April and October). If any employee does not withdraw prior to the end of an offering period, he or she will continue to participate in the next offering period that begins following the end of that offering period.

Payroll Deductions

      The purchase price of the shares to be acquired under the Purchase Plan is accumulated by payroll deductions over an offering period. As implemented, the deductions may not be at a rate of less than 2% or more than 10% of a participant’s compensation on each payday during the offering period. The administrator may change the maximum amount that a participant can contribute at any time before the beginning of an offering period. A participant may change his or her rate of contribution as of the beginning of each six-month purchase period. A participant may discontinue his or her participation in the Purchase Plan by withdrawing at any time. When a participant withdraws, he or she receives back the payroll deductions accumulated under the Purchase Plan, but does not receive interest on such amounts. Amounts contributed to the Purchase Plan are part of the Company’s general funds and are not required to be segregated. Payroll deductions for a participant begin with the first full payroll following the date he or she joins the Purchase Plan. To the extent necessary to comply with the Code provisions and certain purchase limitations of the Purchase Plan, a participant’s payroll deductions may be decreased to 0%.

Termination of Employment or Loss of Eligibility

      Termination of a participant’s employment for any reason, including retirement or death, or the failure of the participant to remain in the continuous employ of the Company for at least 20 hours per week during an offering period, causes the employee to become ineligible to participate in the Purchase Plan. In such event, payroll deductions credited to the participant’s account will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the Purchase Plan, without interest.

Capital Changes

      In the event any change is made in the Company’s capitalization in the middle of an offering period, such as a stock split or stock dividend, that results in an increase or decrease in the number of shares of common stock outstanding without receipt of consideration by the Company, appropriate adjustment may be made in the purchase price and in the number of shares subject to options under the Purchase Plan and to the number of shares authorized for issuance under the Purchase Plan.

Amendment and Termination of the Purchase Plan

      The Board of Directors may at any time amend or terminate the Purchase Plan. If the Purchase Plan is terminated, the Board may terminate all outstanding options or may allow options to expire in accordance with their terms.

      If approved by shareholders, and not terminated earlier as described above, the Purchase Plan will terminate on April 26, 2013; otherwise, it would terminate on July 31, 2005.

Tax Information

      The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. If a participant disposes of his or her shares of common stock within the later of two years from the offering date that applies to the shares (the beginning of the offering period or the day on which the employee joined the Purchase Plan) or within one year from the purchase date of the shares, a transaction referred to as a “disqualifying disposition,” the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the stock on the purchase date exceeded the purchase price. In such instances, the amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares of common stock for more than one year after the purchase date.

      If the participant disposes of his or her shares of common stock more than two years after the offering date of such option and more than one year after the purchase date of such option, the participant will realize ordinary income in the year of such disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) 15% of the fair market value of the shares on the offering date of such option. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized on the disposition of the shares after such basis adjustment will be long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a capital loss.

      We will generally be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of such disposition. In all other cases, we receive no deduction.

      The foregoing is only a summary of the effect of federal income taxation upon the participants and us with respect to participation in the Purchase Plan and does not purport to be complete. Furthermore, the foregoing does not discuss the income tax laws of any municipality, state or foreign country in which a participant may reside. Participants should consult their own tax advisors with respect to the tax consequences of participation in the Purchase Plan for their particular situations.

Required Vote

      The approval of the amendment of the Company’s 1995 Employee Stock Purchase Plan to reserve 500,000 additional shares of common stock for issuance thereunder and to extend the termination date for the 1995 Employee Stock Purchase Plan from July 31, 2005 to April 26, 2013 requires the affirmative vote of the holders of a majority of Shares of the Company’s common stock present and voting at the Annual Meeting in person or by proxy and constituting a majority of the required quorum.

Recommendation of the Board of Directors

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT OF THE COMPANY’S 1995 EMPLOYEE STOCK PURCHASE PLAN TO RESERVE 500,000 ADDITIONAL SHARES OF COMMON STOCK FOR ISSUANCE THEREUNDER AND TO EXTEND THE TERMINATION DATE FOR THE 1995 EMPLOYEE STOCK PURCHASE PLAN FROM JULY 31, 2005 TO APRIL 26, 2013.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent accountants to perform the audit of the Company’s financial statements for fiscal year 2003 and recommends that the shareholders vote for ratification of such appointment. The approval of independent accountants by the shareholders is not required by law or by the Company’s bylaws. Traditionally, the Company has submitted this matter to the shareholders for ratification and believes that it is good practice to continue to do so. If a majority of the votes cast on this matter are not cast in favor of the reappointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider its appointment. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so and are expected to be available to respond to appropriate questions.

Fees Paid to the Independent Accountants

Audit Fees

      PricewaterhouseCoopers LLP billed the Company aggregate fees of $319,500 for professional services rendered for the audit of the Company’s annual financial statements for fiscal year 2002, for reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for the first three quarters of fiscal year 2002.

Financial Information Systems Design and Implementation Fees

      PricewaterhouseCoopers LLP billed no fees for fiscal year 2002 for professional services rendered for financial information systems design and implementation.

All Other Fees

      PricewaterhouseCoopers LLP billed the Company aggregate fees of $941,120 for other professional services rendered in fiscal year 2002, including professional services in connection with tax preparation, tax consultation, statutory filings, and other consulting services.

      The Audit Committee of the Board has considered whether the provision by PricewaterhouseCoopers LLP of the non-audit services listed above is compatible with maintaining PricewaterhouseCoopers LLP’s independence. The Audit Committee has determined that the provision of the non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

REQUIRED VOTE

      The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants requires the affirmative vote of the holders of a majority of Shares of the Company’s common stock present and voting at the Annual Meeting in person or by proxy and constituting a majority of the required quorum.

RECOMMENDATION OF THE BOARD

      THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2003.

COMMON OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information, as of March 31, 2003, known to the Company regarding the beneficial ownership of the Company’s common stock that has been provided to the Company with respect to the beneficial ownership of share of (i) each person known by the Company to be the beneficial owner of more than 5% of the Company’s common stock, (ii) each of the Company’s directors, (iii) each executive officer named in the Summary Compensation Table below (the “Named Executive

Officers”) and (iv) all directors and executive officers as a group. Except as otherwise noted, the address of each person listed in the table is c/o ESS Technology, Inc., 48401 Fremont Blvd., Fremont, CA 94538.

	Shares Beneficially Owned(1)		Options
			Exercisable
	Number of	Percent of	on or Before
Name and Address	Shares	Common Stock	May 31, 2003(1)

Fred S.L. Chan, Chairman(2)	8,171,685	20.6%	406,667
Annie M.H. Chan(2)	8,171,685	20.8%	—
The Annie M.H. Chan Living Trust	3,248,677	8.3%	—
Barclays Global Investors, NA and affiliate(3)	2,434,391	6.2%	—
45 Fremont Street
San Francisco, CA 94105
Robert L. Blair, President and CEO	290,985	*	270,597
Patrick Ang, COO and Executive Vice President	79,167	*	79,167
James B. Boyd, CFO and Assistant Secretary	105,552	*	105,000
Dominic Ng, Director	38,750	*	38,750
c/o East West BanCorp
415 Huntington Drive
San Marino, CA 91108
David S. Lee, Director	27,708	*	27,708
c/o eOn Communications Corporation
105 Cochrane Circle
Morgan Hill, CA 95037
Peter T. Mok, Director	19,271	*	19,271
c/o KLM Capital Management, Inc.
10 Almaden Blvd. Suite 988
San Jose, CA 95113
All executive officers and directors as a group(4)	8,733,118	21.0%	947,160

*	Less than one percent of the outstanding shares of the Company’s common stock.

(1)	Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable and except as indicated in the other footnotes to this table. As of March 31, 2003, 39,269,476 shares of the Company’s common stock were issued and outstanding. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days after March 31, 2003 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes 38,988 shares held by Fred S.L. Chan. This amount also includes 3,248,677 shares held by the Annie M.H. Chan Living Trust. This amount also includes 814,578 shares held by a trust benefiting David Y.W. Chan (the “David Chan Trust”), 280,000 shares held by a trust benefiting Michael Y.J. Chan (the “Michael Chan Trust”) and 251,800 shares held by the Shiu Leung Chan & Annie M.H. Chan Gift Trust, a trust benefiting David Chan, Edward Chan and Michael Chan jointly. David, Edward and Michael Chan are sons of Fred S.L. Chan and Annie M.H. Chan. Mee Sim Chan Lee and Sung Kook Kim are trustees of the three above-mentioned trusts. In addition, Myong Shin Kim is a trustee of the David Chan Trust and the Michael Chan Trust. This amount does not include shares held in trust for the benefit of Edward Chan, an adult who does not reside with the Chans. This amount also includes 3,130,975 shares held by Annie M.H. Chan, of which 2,000,000 shares are subject to forward sales contracts as to which Ms. Chan has voting, but not dispositive power. Includes options exercisable within 60 days of March 31, 2002 held by Mr. Chan to purchase 406,667 shares of the Company’s common stock.

(3)	The Schedule 13G filed by Barclays Global Investors, NA with the Securities and Exchange Commission on February 12, 2003 indicates that Barclays Global Investors, NA and Barclays Global Fund Advisors collectively have sole power to direct the voting and disposition of 2,434,391 shares. The shares reported are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(4)	Includes 1,346,378 shares held by entities affiliated with certain director as described in Note (2).

EXECUTIVE COMPENSATION

      The following table shows the compensation earned by (a) the individual who served as the Company’s Chief Executive Officer during the fiscal year ended December 31, 2002; (b) each of the other most highly compensated individuals who served as an executive officer of the Company during the fiscal year ended December 31, 2002; and (c) the compensation received by each such individual for the Company’s two preceding fiscal years where applicable.

Summary Compensation Table

					Long Term
					Compensation
		Annual Compensation
					Securities
				Other Annual	Underlying
Name and Principal Position	Fiscal Year	Salary	Bonus	Compensation(1)	Options(#)

Fred S.L. Chan	2002	$213,830	—	$1,032	140,000
Chairman of the Board of	2001	$248,000	$260,000	$966	590,000
Directors	2000	$248,000	—	$655	—
Robert L. Blair	2002	$328,756	—	$828	160,000
President and CEO	2001	$260,000	$260,000	$966	168,000
	2000	$260,000	—	$686	—
Patrick Ang	2002	$200,000	—	$360	30,000
COO and Executive Vice	2001	$9,103	—	$35	200,000
President	2000	—	—	—	—
James B. Boyd	2002	$184,583	—	$820	30,000
CFO and Assistant Secretary	2001	$170,000	$51,000	$522	190,000
	2000	$75,410	$22,525	$199	—

(1)	Includes dollar value of premiums paid by the Company under the Company’s group term life insurance policy and accidental death and dismemberment policy on behalf of the Named Executive Officers.

Stock Option Grants In Fiscal Year 2002

      The following table provides certain information with respect to stock options granted to the Named Executive Officers in the last fiscal year. In addition, as required by Securities and Exchange Commission rules, the table sets forth the hypothetical gains that would exist for the options based on assumed rates of annual compound stock price appreciation during the option term.

	Individual Grants(1)
					Potential Realizable Value at
	Number of	Percent of Total			Assumed Annual Rates of
	Securities	Options/SARs			Stock Price Appreciation for
	Underlying	Granted to	Exercise of		Option Term(2)
	Options/SARs	Employees in	Base Price	Expiration
Name	Granted(#)	Fiscal Year(%)(3)	($/SH)(4)	Date	5%($)	10%($)

Fred S.L. Chan(5)	21,030	1%	$14.267	2007	$82,894	$183,174
	118,970	7%	$12.97	2007	$426,314	$942,042
Robert L. Blair(6)	160,000	10%	$12.97	2012	$1,305,082	$3,307,334
Patrick Ang(7)	30,000	2%	$14.02	2012	$264,513	$670,328
James B. Boyd(8)	30,000	2%	$14.02	2012	$264,513	$670,328

(1)	No stock appreciation rights were granted to the Named Executive Officers in the last fiscal year.

(2)	The potential realizable value illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation of the market price per share for the date of grant to the end of the option term. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of the common stock and the timing of option exercises, as well as the optionees’ continued employment throughout the vesting period. There can be no assurance that the amounts reflected in this table will be achieved. Potential Realizable Value is not calculated for options that were canceled during the fiscal year ended 2002.

(3)	The Company granted stock options representing 1,603,825 shares to employees in the last fiscal year.

(4)	The exercise price may be paid in cash, in shares of common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares, to the extend permissible under applicable law.

(5)	1/12th of 7,010 shares shall vest monthly on the 3rd day of each month commencing 6/3/03 through 5/3/04; 1/12th of an additional 7,010 shares shall vest monthly on the 3rd day of each month commencing 6/3/04 through 5/3/05; and 1/12th of the remaining 7,010 shares shall vest monthly on the 3rd day of each month commencing 6/3/06 through 5/3/07.

1/12th of 22,990 shares shall vest monthly on the 3rd day of each month commencing 6/3/03 through 5/3/04; 1/12th of an additional 22,990 shares shall vest monthly on the 3rd day of each month commencing 6/3/04 through 5/3/05; and 1/12th of the remaining 72,990 shares shall vest monthly on the 3rd day of each month commencing 6/3/06 through 5/3/07.

(6)	1/24th of 160,000 shares shall vest monthly on the 3rd day of each month commencing 6/3/05 through 5/3/07.

(7)	1/24th of the 30,000 shares shall vest monthly on the 3rd day of each month commencing on 6/3/05 through 5/3/07.

(8)	1/12th of the 20,000 shares shall vest monthly on the 3rd day of each month commencing on 6/3/05 through 5/3/06, and 1/12th of the 10,000 shares shall vest monthly on the 3rd day of each month commencing on 6/3/06 through 5/3/07

Aggregate Option Exercises In Fiscal Year 2002 and Fiscal Year-End Values

      The following table sets forth certain information concerning the exercise of options by each of the Named Executive Officers during fiscal year 2002, including the aggregate amount of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2002. Also reported are values of “in-the-money” options that represent the positive spread between the respective exercise prices of outstanding stock options and $6.29 per share, which was the closing price of the Company’s common stock as reported on the Nasdaq National Market on December 31, 2002.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-The-Money Options at
	Shares		Year-End(#)		Fiscal Year-End(2)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Fred S.L. Chan	—	$—	385,833	344,167	$545,953	$288,896
Robert L. Blair	—	$—	231,118	371,604	$288,167	$156,358
Patrick Ang	—	$—	58,333	171,667	—	—
James B. Boyd	20,000	$418,000	90,833	109,167	$128,529	$112,021

(1)	“Value Realized” represents the fair market value of the shares of common stock underlying the option on the date of exercise less the aggregate exercise price of the option.

(2)	These values, unlike the amounts set forth in the column entitled “Value Realized,” have not been, and may never be, realized and are based on the positive spread between the respective exercise prices of outstanding options and the closing price of the Company’s common stock on December 31, 2002, the last day of trading for the fiscal year 2002.

Equity Compensation Plan Information (1)

      The following table summarizes information with respect to options under ESS’ equity compensation plans at December 31, 2002:

			Number of Securities Remaining
	Number of Securities to	Weighted-Average	Available for Future Issuance
	be Issued Upon Exercise	Exercise Price of	Under Equity Compensation Plans
	of Outstanding Options,	Outstanding Options,	(excluding securities reflected in
	Warrants and Rights	Warrants and Rights	column (a))
Plan Category	(a)(2)	(b)	(c)

Equity compensation plans approved by security holders	7,340,416	$9.65	3,308,927	(3)(4)
Equity compensation plans not approved by security holders	22,500	$4.40	1,977,500

Total	7,362,916	$9.64	5,286,427

(1)	Includes only options outstanding under ESS’ stock option plans, as no stock warrants or rights were outstanding as of December 31, 2002.

(2)	In addition, 26,146 outstanding options assumed in connection with the acquisition of Platform Technologies. These assumed options have a weighted average exercise price of $0.03 per share. No additional options may be granted under the Platform Technologies plan.

(3)	A maximum of 768,921 of such shares are available for issuance pursuant to future restricted stock awards under the 1995 Equity Incentive Plan.

(4)	Includes 271,502 shares of common stock reserved for future issuance under the ESS Technology, Inc. 1995 Employee Stock Purchase Plan.

REPORT OF THE AUDIT COMMITTEE

      During fiscal year 2002, the Audit Committee of the Board reviewed the quality and integrity of the Company’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent accountants, the performance of its internal audit function and independent accountants and significant financial matters. Each of the Audit Committee members satisfies the definition of independent director in accordance with 4200(a) of the NASD rules. In addition, the Board of Directors has determined that the Audit Committee has at least one audit committee financial expert as defined by SEC rules. The Audit Committee met four times during fiscal year 2002.

      In 2000, the Board of Directors adopted a written charter for the Audit Committee under which the Audit Committee performs its functions and responsibilities. This Charter was amended and restated on October 19, 2002 and again on April 26, 2003 in light of the Sarbanes-Oxley Act of 2002 and new SEC and NASD rules. The Audit Committee reviews and reassesses the adequacy of this charter at least once per year and makes recommendations to the Board regarding changes or amendments the Audit Committee deems appropriate.

      The Audit Committee has reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements. The Audit Committee has also reviewed the interim financial information contained in each quarterly earnings announcement with management and the Company’s independent accountants prior to the public release of such earnings announcement.

      The Audit Committee has discussed with the Company’s independent accountants the adequacy of the Company’s internal control system, financial reporting procedures and other matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). The Company’s independent accountants have provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with the independent accountants the accountants’ independence.

      The Audit Committee has reviewed the general scope of the Company’s annual audit and fees charged by the independent accountants, has reviewed and approved the fees for and monitored the performance of non-audit services by the Company’s independent accountants and has reviewed the fairness of any proposed transactions between any officer, director or other affiliate of the Company and the Company. The Audit Committee concluded that PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with PricewaterhouseCoopers LLP’ independence.

      Based on its reviews of the Company’s 2002 audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s 2002 audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and appointed PricewaterhouseCoopers LLP as the Company’s independent accountants for fiscal year 2003.

AUDIT COMMITTEE

Dominic Ng, Chairman
David S. Lee
Peter T. Mok

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

General

      The Compensation Committee, consisting entirely of independent directors, acts on behalf of the Board to establish the general compensation policy of the Company for all employees of the Company. The Compensation Committee reviews base salary levels and target bonuses for the executive officers of the Company, including its Chairman, CEO and other executive officers named in the Summary Compensation Table (the “Named Executive Officers”) in the early part of each year.

      The Compensation Committee administers the Company’s incentive and equity plans, including the 1995 Equity Incentive Plan, the 1995 Employee Stock Purchase Plan and the 1997 Equity Incentive Plan.

      The Compensation Committee’s philosophy in compensating the Named Executive Officers is to relate compensation directly to corporate performance. Thus, the Company’s compensation policy for the Named Executive Officers relates a portion of their total compensation to the Company profit objectives and individual objectives set forth at the beginning of the Company’s year. Consistent with this policy, a designated portion of the Named Executive Officers’ compensation is contingent on corporate performance, and is also based on their performance as measured against objectives established under the incentive plan for the Named Executive Officers, as determined by the Compensation Committee in its discretion. Long-term equity incentives for the Named Executive Officers are effected through the granting of stock options under the 1995 Equity Incentive Plan and the 1997 Equity Incentive Plan. Stock options have value for the Named Executive Officers only if the price of the Company’s stock increases above the fair market value on the date of grant and the Named Executive Officers remain in the Company’s employ for the period required for the shares to vest.

      The base salary, incentive compensation and stock option grants of the Named Executive Officers are determined in part by the Compensation Committee reviewing data on prevailing compensation practices in technology companies with whom the Company competes for executive talent and by their evaluating such information in connection with the Company’s corporate goals. To this end, the Compensation Committee attempts to compare the compensation of the Company’s Named Executive Officers with the compensation practices of comparable companies to determine base salary, target bonuses and target total cash compensation. In addition to their base salary, the Company’s Named Executive Officers are eligible to receive cash bonuses and to participate in the 1995 Equity Incentive Plan, the 1995 Employee Stock Purchase Plan and the 1997 Equity Incentive Plan.

Compensation of Executive Officers

      During the fiscal year that ended on December 31, 2002, the Company’s executive compensation program was comprised of the following key components: base salary, annual bonus, and equity-based incentives.

      Base Salary. Base salaries for the Company’s executive officers other than the CEO are based upon recommendations by the CEO, taking into account such factors as salary norms in comparable companies, a subjective assessment of the nature of the position and the contribution and experience of the officer.

      Annual Bonus. The Company’s cash bonus program seeks to motivate executive officers to work effectively to achieve the Company’s financial performance objectives and to reward them when such objectives are met. No executive bonuses were given for fiscal year 2002.

      Equity-Based Incentive Compensation. Stock options are an important component of the total compensation of executive officers. The Company believes that stock options align the interests of each executive with those of the shareholders. They also provide executive officers a significant, long-term interest in the Company’s success and help retain key executive officers in a competitive market for executive talent. The Company’s 1995 Equity Incentive Plan and 1997 Equity Incentive Plan authorize the Compensation Committee to grant stock options to executive officers. The number of shares owned by, or subject to options held by, each executive officer is periodically reviewed and additional awards are considered based upon past performance of the executive and the relative holdings of other executive officers in the Company. The option grants generally utilize four-year vesting periods to encourage executive officers to continue contributing to the Company, and they expire not later than ten years from the date of grant.

Compensation of the Chief Executive Officer

      The Company’s compensation plan for the CEO includes the same elements and performance measures as the plans of the Company’s other executive officers, except the CEO does not make recommendation to the Compensation Committee regarding his own base salary. The Compensation Committee evaluates the performance of the Company’s CEO, sets his base compensation and determines bonuses and awards stock or option grants, if any. Mr. Blair’s base salary for fiscal year 2002 was $328,000 compared to $260,000 for fiscal year 2001. He did not receive a bonus for fiscal year 2002.

Deductibility of Executive Compensation

      The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, which disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, unless such compensation meets the requirements for the “performance-based” exception to the general rule. Since the cash compensation paid by the Company to each of its executive officers is expected to be below $1 million, the Compensation Committee believes that this section will not affect the tax deductions available to the Company. It will be the Compensation Committee’s policy to qualify, to the extent reasonable, the executive officers’ compensation for deductibility under applicable tax law.

COMPENSATION COMMITTEE

David S. Lee
Peter T. Mok

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee of the Board of Directors currently consists of David Lee and Peter Mok. No member of the Compensation Committee or executive officers of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

PERFORMANCE GRAPH

      In previous years, the Company has compared the performance of its common stock in its performance graph against the JP Morgan H&Q Technology Index. As of March 2002, this index is no longer published. The Company has selected the RDG Technology Composite Index as its new industry index. For ease of comparison, the Company has included in the graph below a comparison of the five-year cumulative total return for the Company’s common stock, the Nasdaq Stock Market (US) Index, the RDG Technology Composite Index and the JP Morgan H&Q Technology Index through March 2002. The graph assumes the investment of $100 in the Company’s common stock and in each of the indexes on the date of the Company’s initial public offering, and reinvestment of all dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

ESS TECHNOLOGY, INC.

STOCK PRICE PERFORMANCE

December 31, 1997 — December 31, 2002

DATE	12/97	3/98	6/98	9/98	12/98	3/99	6/99	9/99	12/99	3/00	6/00	9/00	12/00	3/01	6/01	9/01	12/01	3/02	6/02	9/02	12/02

ESS TECHNOLOGY, INC. Investment Value	100.00	83.95	61.73	44.44	65.84	67.90	176.96	174.49	292.19	230.45	190.95	188.49	67.49	75.72	139.59	134.59	279.97	273.12	230.98	80.99	82.83
NASDAQ STOCK MARKET (U.S.) Investment Value	100.00	117.04	120.25	108.50	140.99	158.09	172.77	177.01	261.48	293.74	255.45	235.09	157.42	117.48	138.46	96.08	124.89	118.33	94.32	75.68	86.34
JP MORGAN H&Q TECHNOLOGY Investment Value	100.00	121.08	123.96	110.19	155.54	169.40	200.63	212.25	347.38	391.87	351.98	345.57	224.57	157.04	175.06	114.66	155.23	139.86	N/A	N/A	N/A
RDG TECHNOLOGY COMPOSITE Investment Value	100.00	119.52	126.65	123.02	176.09	200.41	228.80	235.79	348.88	396.54	353.39	316.02	216.36	162.31	179.61	123.62	158.21	143.57	104.66	77.20	93.38

INCORPORATION BY REFERENCE

      The Report of the Audit Committee (including reference to the independence of the Audit Committee members), the Report of the Compensation Committee, and the Performance Graph above are not deemed filed with the U.S. Securities and Exchange Commission and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.

CERTAIN BUSINESS RELATIONSHIPS

      Fred S.L. Chan, the Company’s Chairman of the Board, beneficially owns approximately 38.0% of the outstanding shares of Vialta, Inc., the former majority-owned subsidiary of the Company. Mr. Chan currently serves as Vialta’s Chairman of the Board of Directors. Each company pays Mr. Chan a base salary separately.

      Under existing relationships between ESS and Vialta, Inc., for the sale of certain ESS products and the rental of certain ESS real estate properties, ESS charged Vialta a total of $3.2 million, net of miscellaneous charges from Vialta, Inc., in fiscal year 2002.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

      Since the beginning of fiscal year 2002, the Company has not been a party to any transaction exceeding $60,000 in value with any of the Company’s directors, nominees for election as a director, executive officers, holders of more than 5% of the Company’s common stock or any member of the immediate family of any such persons, other than normal compensation arrangements that are described under the “Executive Compensation” Section of this Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers, and persons who own more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC and the Nasdaq National Market. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

      Based solely on its review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements for the year ended December 31, 2002 were met except that Annie M.H. Chan filed one late Form 4 in 2002.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

      Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company’s 2004 annual meeting of shareholders and that shareholders desire to have included in the Company’s proxy materials relating to such meeting must be received by the Company no later than January 2, 2004, which is 120 calendar days prior to the anniversary of the mailing date of this Proxy Statement, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for that meeting.

      SEC rules also establish a different deadline for submission of shareholder proposals that are not intended to be included in the Company’s proxy statement with respect to discretionary voting (the “Discretionary Vote Deadline”). The Discretionary Vote Deadline for the 2004 annual meeting of shareholders is March 14, 2004 (45 calendar days prior to the anniversary of the mailing date of this Proxy Statement). If a shareholder gives notice of such a proposal after the Discretionary Vote Deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the Company’s 2004 annual meeting of shareholders.

      If a shareholder does not notify the Company on or before March 14, 2004 of a proposal for the 2004 annual meeting of shareholders, management intends to use its discretionary voting authority to vote on such proposal, even if the matter is not discussed in the proxy statement for the 2004 annual meeting of shareholders.

OTHER BUSINESS

      The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors

JAMES B. BOYD
Chief Financial Officer and Assistant Secretary

Fremont, California

April 30, 2003

IMPORTANT

Whether or not you plan to attend the Annual Meeting, please vote as promptly as possible. If a quorum is not reached, the company will have the added expense of re-issuing these proxy materials. If you attend the Annual Meeting and so desire, you may withdraw your proxy and vote in person.

Thank you for acting promptly.

Appendix A

ESS TECHNOLOGY, INC.

Charter for the Audit Committee

of the Board of Directors
(Amended and Restated as of April 26, 2003)

Purpose and Powers

      The purpose and powers of the Audit Committee established by this charter will be to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of ESS Technology, Inc., a California corporation (the “Company”); to provide to the Board of Directors (the “Board”) the results of its examinations and recommendations derived therefrom; to outline to the Board improvements made, or to be made, in internal accounting controls; to appoint, compensate and oversee the Company’s independent accountants; to oversee the finance function of the Company (which will include, among other matters, the Company’s investment activities); to engage and compensate independent counsel and other advisors as it deems necessary to carry out its duties; to the extent permitted under applicable laws, rules and regulations, and the Company’s bylaws and Articles of Incorporation, to delegate to one or more members of the Audit Committee the authority to grant pre-approvals of audit services and non-audit services; and to provide the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters which require Board attention.

      The Audit Committee will undertake those specific duties and responsibilities listed below, and such other duties as the Board from time to time may prescribe.

Charter Review

      The Audit Committee will review and reassess the adequacy of this charter at least once per year and make recommendations to the Board regarding changes or amendments the Committee deems appropriate. This review is initially intended to be conducted at the first regular Audit Committee meeting following the Company’s Annual Meeting of Shareholders, but may be conducted at any time the Audit Committee desires to do so. Additionally, to the extent and in the manner that the Company is legally required to do so by the rules of the Securities and Exchange Commission (the “SEC”), this charter (as then constituted) shall be publicly filed.

Membership

      The Audit Committee shall consist of at least three members of the Board. Such members will be elected and serve at the pleasure of the Board. The members of the Audit Committee will not be employees of the Company. Each member of the Audit Committee and the Audit Committee as a whole shall meet the independence standards and have the financial expertise as required by the Rules of the National Association of Securities Dealers, Inc., the Securities Exchange Act of 1934 and the rules promulgated thereunder (collectively, the “Exchange Act”), the Sarbanes-Oxley Act of 2002 and all other applicable rules and regulations, as in effect from time to time. At least one member of the Audit Committee shall qualify as an “Audit Committee Financial Expert” in accordance with the Exchange Act and any other applicable laws, rules or regulations.

Meetings

      The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least quarterly to review the financial affairs of the Company. The Audit Committee will meet with the independent accountants of the Company at least once quarterly, including upon the completion of the annual audit, outside the presence of management, and at such other times as it deems appropriate to review the independent accountants’ examination and management report.

Responsibilities

To fulfill its responsibilities and duties, the Audit Committee shall:

1. Appoint the independent accountants and approve the compensation of and oversee the independent accountants.

2. Review the plan for and the scope of the audit and related services at least annually.

3. Confirm that the proposed audit engagement team for the independent public accountants complies with the applicable accountant rotation rules.

4. Pre-approve all audit services and permitted non-audit services to be provided by the independent accountants as required by the Exchange Act.

5. Inquire of Finance management of the Company and the independent accountants about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.

6. Review with Finance management any significant changes to GAAP, SEC and other accounting policies or standards that will impact or could impact the financial reports under review.

7. Review with Finance management and the independent accountants at the completion of the annual audit:

a. The Company’s annual financial statements and related footnotes;

b. The independent accountant’s audit of the financial statements;

c. Any significant changes required in the independent accountant’s audit plan;

d. Any serious difficulties or disputes with management encountered during the course of the audit; and

e. Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

8. Ensure the receipt of, and review, a report from the independent accountant required by Section 10A of the Exchange Act.

9. Ensure the receipt of, and review, a written statement from the Company’s independent accountants delineating all relationships between the accountants and the Company, consistent with Independence Standards Board Standard 1.

10. Review with the Company’s independent accountants any disclosed relationship or service that may impact the objectivity and independence of the accountant.

11. Take, or recommend that the Board take, appropriate action to oversee the independence of the outside accountants.

12. Review with Finance management and the independent accountants at least annually the Company’s application of critical accounting policies and its consistency from period to period, and the compatibility of these accounting policies with generally accepted accounting principles, and (where appropriate) the Company’s provisions for future occurrences which may have a material impact on the financial statements of the Company.

13. Consider and approve, if appropriate, significant changes to the Company’s accounting principles and financial disclosure practices as suggested by the independent accountants and Finance management. Review with the independent accountants and Finance management, at appropriate intervals, the extent to which any changes or improvements in accounting or financial practices, as approved by the Committee, have been implemented.

14. Review and discuss with Finance management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses.

15. Oversee the adequacy of the Company’s system of internal accounting controls. Obtain from the independent accountants management letters or summaries on such internal accounting controls. Review any related significant findings and recommendations of the independent accountants together with management’s responses thereto.

16. Oversee the effectiveness of the internal audit function and obtain from the officers that certify the Company’s financial reports an assessment of the internal controls, a report of any fraud in connection with the preparation of reports and any other reports required by applicable laws, rules or regulations.

17. Oversee the Company’s compliance with the Foreign Corrupt Practices Act.

18. Oversee the Company’s compliance with SEC requirements for disclosure of accountant’s services and Audit Committee members and activities.

19. Oversee the Company’s finance function, which may include the adoption from time to time of a policy with regard to the investment of the Company’s assets.

20. Review and approve all related party transactions other than compensation transactions.

21. Review the periodic reports of the Company with Finance management and the independent accountants prior to filing of the reports with the SEC.

22. In connection with each periodic report of the Company, review:

a. Management’s disclosure to the Committee under Section 302 of the Sarbanes-Oxley Act;

b. The contents of the Chief Executive Officer and the Chief Financial Officer certificates to be filed under Sections 302 and 906 of the Act.

23. Periodically discuss with the independent accountants, without Management being present, (i) their judgments about the quality, appropriateness, and acceptability of the Company’s accounting principles and financial disclosure practices, as applied in its financial reporting, and (ii) the completeness and accuracy of the Company’s financial statements.

24. Review and discuss with Finance management the Company’s earnings press releases (including the use of “pro forma” or “adjusted” non-GAAP information) as well as financial information and earnings guidance provided to analysts.

25. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

26. Establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

      In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board delegates to it or that are required by applicable laws, rules and regulations.

      Finally, the Audit Committee shall ensure that the Company’s independent accountants understand both (i) their ultimate accountability to the Board and the Audit Committee, as representatives of the Company’s shareholders and (ii) the Board’s and the Audit Committee’s ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Company’s independent accountants (or to nominate the outside accountant to be proposed for shareholder approval in any proxy statement).

Reports

      The Audit Committee will to the extent deemed appropriate record its summaries of recommendations to the Board in written form that will be incorporated as a part of the minutes of the Board. To the extent required, the Audit Committee will also prepare and sign a Report of the Audit Committee for inclusion in the Company’s proxy statement for its Annual Meeting of Shareholders.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
ESS TECHNOLOGY, INC.

2003 ANNUAL MEETING OF SHAREHOLDERS

     The undersigned shareholder of ESS Technology, Inc., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 30, 2003, and hereby appoints Robert L. Blair and James B. Boyd, and each of them, with full power to each of substitution, as proxies and attorneys-in-fact, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of ESS Technology, Inc. to be held on May 29, 2003 at 2:00 p.m. local time, at The Fremont Marriott, located at 46100 Landing Parkway, Fremont, CA 94538, and at any adjournments or postponements thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

     The Proxy will be voted as directed or, if no contrary direction is indicated, will be voted as follows: (1) “FOR” the election of directors in the manner described in the Proxy Statement, (2) “FOR” the approval of the amendment of the Company’s 1997 Equity Incentive Plan to reserve 1,000,000 additional shares of common stock for issuance thereunder; (3) “FOR” the approval of the amendment of the Company’s 1995 Employee Stock Purchase Plan to reserve 500,000 additional shares of common stock for issuance thereunder and to extend the termination date for the 1995 Employee Stock Purchase Plan from July 31, 2005 to April 26, 2013, (4) “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2003, and as the proxy holders deem advisable on other matters that may come before the Annual Meeting, as the case may be, with respect to the item not marked.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

FOLD AND DETACH HERE

Please mark votes as in this example	☒

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 AND 4.

1.	Election of Directors		FOR	WITHHELD	3.	To approve the amendment of the Company’s 1995 Employee Stock Purchase Plan to reserve 500,000 additional shares of common stock for issuance thereunder and to extend the termination date for the 1995 Employee Stock Purchase Plan from July 31, 2005 to April 26, 2013; and	FOR	AGAINST	ABSTAIN
	Nominees:	Fred S.L. Chan, Robert L. Blair, David S. Lee, Peter T. Mok, Alfred J. Stein and Dominic Ng	☐	☐			☐	☐	☐

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For all nominees except as noted above

2.	To approve the amendment Company's 1997 Equity Incentive Plan to reserv 1,000,000 additional shares of common stock for issuance thereunder;	FOR ☐	AGAINST ☐	ABSTAIN ☐	4.	To ratify of the appointment of PricewaterhouseCoopers LLP asindependent accountants of the Company for the fiscal year ending December 31, 2003.	FOR ☐	AGAINST ☐	ABSTAIN ☐

And, in their discretion, the proxies are authorized to vote on such other business as may properly come before the Annual Meeting or any adjournment thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

SIGNATURE(S) __________________________________		DATE ______________________________

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. Please sign exactly as name appears hereon. Where shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership by authorized person.